Exhibit 10.18

June 7, 2023

Richard W. Fisher

5343 Waneta Drive

Dallas, TX 75209

Re:	Consulting Agreement

Dear Richard:

This letter (the “Agreement”) sets forth the principal terms and conditions under which Richard W. Fisher (“you” or “Consultant”) has agreed to serve as a consultant to Beneficient, a Nevada corporation (“Beneficient”) and its subsidiaries, including Beneficient Company Holdings, L.P. (“Holdings”). This Agreement is effective as of June 7, 2023 (the “Effective Date”) and replaces and supersedes, in accordance with the terms hereof, that certain letter agreement dated September 13, 2017 among Beneficient Management, LLC (“Ben Management”), Beneficient Management Group, LLC and Consultant (the “Prior Agreement”).

1. Position; Duties and Responsibilities. Effective as of the Effective Date and during the Term (as defined below), you agree to serve as a consultant to Beneficient and its subsidiaries (collectively, “Ben”) and to be reasonably available to mentor, advise and support the efforts of Ben’s current Chief Executive Officer to grow Ben and its related entities into the leading provider of services, insurance, liquidity and financing for alternative assets held by medium and high net worth individuals and institutional investors. During the Term, you also may be appointed to, and agree to serve if appointed, in other roles including serving as a member on the Board of Directors of Beneficient and its committees for separate consideration established by Beneficient from time to time. As a consultant, you will not be an employee of Beneficient or any Ben-related entities (collectively the “Ben Entities”) and thus will not be eligible to participate in any employee benefits plans or programs except as may otherwise be permitted in your role as a director of Beneficient.

In your position as a consultant, you agree (i) to comply with the personnel, ethical, and operational policies and procedures of the Ben Entities that are made available to you, including codes of conduct, regulatory compliance policies, and policies and procedures addressing insider trading, conflicts of interest, the protection of confidential information, and expense reimbursement, (ii) to cooperate with any investigation or inquiry authorized by the Ben Entities or conducted by a governmental authority related to the business of the Ben Entities, and (iii) to present to the Board of Directors of Beneficient business opportunities or ventures known to you, independently or with others, that are within the purposes of any of the Ben Entities, including without limitation opportunities that may compete with any of the Ben Entities, provided that this subsection (iii) shall not apply to opportunities or ventures that are directly related to the Approved Activities (as defined below).

Mr. Richard W. Fisher

June 7, 2023

2. Term. The term of your consulting role under this Agreement shall begin on the Effective Date and shall continue in effect for one year following the Effective Date (the “Initial Term”), unless earlier terminated by either Beneficient or Consultant in accordance with paragraph 3. Upon the expiration of the Initial Term, the Agreement will automatically renew, subject to earlier termination as herein provided, for successive one-year periods (each, an “Additional Term”), unless either Consultant or Beneficient provides notice of non-renewal at least 90 days prior to the expiration of the Initial Term or the then Additional Term, whichever is applicable. The Initial Term and any Additional Term(s) shall be referred to collectively as the “Term.”

3. Termination of the Term Before Expiration. The Term will be terminated before it expires in the following circumstances:

(a) You resign for any reason from any of your positions as a Consultant or director of Beneficient for any reason before the Term expires. To resign as a consultant hereunder, you must submit a resignation letter to the Chief Executive Officer of Beneficient. The resignation letter must set forth the effective date of the resignation, which date must be not later than 30 days after the letter is delivered. The Chief Executive Officer may accept your resignation earlier but doing so will not change the nature or character of the resignation. To resign as a director of Beneficient, you will need to comply with the policies, if any, established by the Board of Directors of Beneficient. If you resign from one position, you will be considered to have resigned from all positions you then hold with any of the Ben Entities unless you and the governing body of the entity in which you hold another position otherwise agree in writing.

(b) You are not re-elected or re-appointed as a director of Beneficient for any reason during the Term. If this happens, you will be considered to have resigned from all positions you then hold with any of the Ben Entities.

(c) The Term also will be terminated immediately upon your death.

4. Compensation; Equity.

(a) During the Term, for so long as you continue to serve as a Consultant, your exclusive compensation for serving as a consultant (other than reimbursement for expenses pursuant to established policy or the prior written approval of Beneficient’s Chief Executive Officer) shall be the amount of $150,000 per year (prorated for any partial period) (the “Consulting Fee”). The Consulting Fee will be paid in quarterly installments on the first business day of each calendar quarter; provided that the initial payment will be paid on the date you would have otherwise received a payment pursuant to the Prior Agreement, but for its termination hereunder. If the Term is terminated before it expires because you are not re-elected or re-appointed as a director of Beneficient other than for Cause (defined below), the Consulting

Mr. Richard W. Fisher

June 7, 2023

Fee will continue to be paid to you through the date the Term would have expired had your service as a director not been sooner ended. “Cause” for purposes of this Agreement has the definition given to that term in the Beneficient Management Partners, L.P. 2017 Equity Incentive Plan (as amended or replaced by the Beneficient Management Partners, L.P. 2019 Equity Incentive Plan, the “BMP Plan”) and in addition includes the request of any federal, state or local court or governmental or regulatory agency or authority, including, without limitation, the Kansas Office of the State Bank Commissioner, having jurisdiction over any Ben Entity that you be removed or not re-elected or re-appointed as a director.

(i) Restricted Equity Units. Pursuant to the Prior Agreement, you were previously granted the number of restricted equity units (“REUs”) under The Beneficient Company Group, L.P. 2017 Equity Incentive Plan (as amended, the “Ben EIP”) representing common units in The Beneficient Company Group, L.P. (“BCG”) with a fair market value, as determined by the Board of Ben Management in its sole discretion as of the date of grant, equal to $1,000,000.00. If as of the date the common units of BCG (or the Class A common stock, $0.001 par value per share, of Beneficient (the “Class A Common Stock,”) as the successor of BCG) become listed and traded on the New York Stock Exchange or The NASDAQ Stock Market (the “Listing Date”) the fair market value of the common units of BCG, or the Class A Common Stock of Beneficient, as the successor of BCG, subject to the REUs is less than $1,000,000.00, then Beneficient agrees to cause to be granted to you additional REUs (or restricted stock units) such that the total fair market value of the common units (or shares of Class A Common Stock), as of the Listing Date, subject to the REUs (and restricted stock units) equals $1,000,000.00. Any such additional REUs (or restricted stock units) will be settled at the same time as the original REUs.

(ii) Participating Interest. Pursuant to the Prior Agreement, you were previously granted 13.5% of the Participating Interests available for grant under the BMP Plan. Pursuant to the Prior Agreement, it was agreed that (A) your percentage of Participating Interests would not be diluted during the term of the Prior Agreement without mutual agreement, (B) if the term of the Prior Agreement ends early because you are not re-elected or re-appointed as a director of Ben Management other than for Cause, your percentage of Participating Interests would not be diluted for the remainder of the original seven-year term of the Prior Agreement without your consent, and (C) at the end of the term of the Prior Agreement or upon such earlier end of your service for any reason other than for Cause, your Participating Interest would be redeemed by BMP pursuant to the terms and conditions of the BMP Plan. Upon the effectiveness of this Agreement, Beneficient agrees to comply with, or cause other Ben Entities to comply with, the terms of the Prior Agreement as it relates to the award of the Participating Interests under the BMP Plan.

Mr. Richard W. Fisher

June 7, 2023

5. Confidential Information.

(a) During the term of the Prior Agreement, you have had access, and during the Term of this Agreement, you will continue to have access to Confidential Information (as defined below) that is unique, proprietary, and valuable to the Ben Entities (and former related entities) and the improper use or unauthorized disclosure of which could result in irreparable harm to the Ben Entities, their goodwill, and their competitive position in the marketplace. Accordingly, you agree that at all times during the Term and thereafter (i) all Confidential Information shall remain and be the sole and exclusive property of the Ben Entities; (ii) you will protect and safeguard all Confidential Information; (iii) except as compelled by law or valid legal process or as authorized by the Ben Entities, you will hold all Confidential Information in strictest confidence and not, directly or indirectly, (X) use any such Confidential Information for your own or a third-party’s advantage, benefit, or gain or (Y) disclose or divulge any Confidential Information to any person other than an officer, director, or employee of, or legal counsel for, the Ben Entities, or other person authorized to receive such information and under an obligation of confidentiality, and then only to the extent necessary for the proper performance of the your duties and responsibilities and consistent with the purposes for which it was provided to you; (iv) if you believe you are compelled by law or valid legal process to disclose or divulge any Confidential Information, you will notify the Chief Executive Officer and General Counsel of Beneficient in writing sufficiently in advance of any such disclosure to allow the Ben Entities the opportunity to defend, limit, or otherwise protect their interests against such disclosure; and (v) you will not ask, direct, or authorize another to take any action that would be prohibited by this paragraph 5 if undertaken by you.

(b) You further agree that (i) upon the expiration or termination of the Term for any reason or at the request of Beneficient at any time, you will immediately return to the Ben Entities (or, with the written consent of the Chief Executive Officer of Beneficient, destroy) all Confidential Information and all copies thereof, in whatever tangible form or medium, including electronic or digital, (ii) you will immediately notify Beneficient if you learn of or suspect any loss or unauthorized disclosure or destruction of any Confidential Information and provide Beneficient with an itemized list or description of the items that were or may have been lost, disclosed, or destroyed and a written statement of the facts surrounding such loss, disclosure, or destruction, and (iii) your obligations under this paragraph 5 are in addition to any applicable contractual, statutory, or common-law obligations and survive the termination of this Agreement.

(c) Notwithstanding the foregoing, nothing in this Agreement is intended to, or does, prohibit you from (i) reporting to, communicating with, responding to an inquiry from, cooperating with, providing truthful information to, or otherwise participating or assisting in or cooperating with an investigation being conducted by any governmental agency or regulatory body (such as the U.S. Department of Justice or the Securities and Exchange Commission) regarding a possible or alleged violation of law or regulation and without prior authorization of or notice to the Ben Entities, (ii) giving truthful testimony or making statements under oath in

Mr. Richard W. Fisher

June 7, 2023

response to a subpoena or other valid legal process or in any legal proceeding; (iii) otherwise making truthful statements as required by law or valid legal process, (iv) otherwise engaging in activities protected by federal, state, or local law, or (v) pursuant to 18 U.S.C. § 183(b), disclosing a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law, or if the disclosure is made in a document filed under seal in a lawsuit or other proceeding, and a party cannot be held criminally or civilly liable under any federal or state trade secret law for such a disclosure.

(d) For purposes of this Agreement, “Confidential Information” means (i) all material nonpublic information about any of the Ben Entities (which, for purposes of this definition, shall also include BCG and former subsidiaries of BCG); (ii) any “trade secret” as defined by federal and applicable state law; and (iii) all other confidential or proprietary information or trade secrets of or relating to the Ben Entities and their current, past, future, or prospective owners, investors, business partners, customers, vendors, and suppliers or otherwise provided to the Ben Entities under an obligation or expectation of confidential treatment. “Confidential Information” includes all documents or information (in whatever form or medium, and all copies thereof whether or not the original was deleted or destroyed) conceived, originated, discovered, or developed in whole or in part by you, otherwise disclosed to or obtained by you, or to which you have access in connection with the performance of services to the Ben Entities concerning or evidencing operations; processes; products; business practices; finances; strategies; modes of doing business; development, acquisition, or divestment plans; any proposed business transactions; officers, directors, shareholders; investors, business partners, customers, vendors, and suppliers; marketing methods; costs, prices, contractual relationships; legal or regulatory status; confidential or personal information about personnel (such as medical or banking records or information and including compensation, other terms of employment, or performance information other than as concerns solely you), but excluding any such documents or information (X) that is or becomes generally available to the public other than as a result of any breach of this Agreement, the Prior Agreement or other unauthorized disclosure by you or another with an obligation not to disclose such information or (Y) becomes available to you after the termination of this Agreement on a nonconfidential basis from a source who is not bound by a contractual or legal duty of confidentiality to the Ben Entities and who is authorized to make the disclosure to you.

6. Remedies and Reformation.

(a) You acknowledge and agree that the Ben Entities would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of paragraph 5 were not performed in accordance with their specific terms or were otherwise breached. Accordingly and notwithstanding paragraph 9, you agree that the Ben Entities shall be entitled to equitable relief, including a temporary restraining order, preliminary and permanent injunctions, and specific performance, in the event you breach or threaten to breach any of the

Mr. Richard W. Fisher

June 7, 2023

provisions of such paragraph, without the necessity of posting any bond or proving special damages or irreparable injury. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of such paragraph by you, but shall be in addition to all other remedies available to the Ben Entities at law or equity. In addition, the Ben Entities shall be entitled to recover their reasonable attorneys’ fees and all costs and expenses associated with the enforcement of paragraph 5. You further acknowledge and agree that any of the Ben Entities (on behalf of themselves and any of the other Ben Entities) may seek to enforce any of the provisions of paragraph 5 and you will not assert that any such entity seeking to enforce such provisions is not a proper party or that any remedy may not be awarded to such entity.

(b) If any of the provisions of paragraph 5 are ever deemed by a court to be unenforceable as written under applicable law, such provisions shall be, and are, automatically reformed to the maximum limitations permitted by applicable law.

(c) You further agree that the existence of a claim or cause of action against any of the Ben Entities, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Ben Entities of your obligations under paragraph 5.

7. Termination of the Agreement and Effect Thereof. This Agreement, once effective, will terminate on the first to occur of the expiration of the Term or the termination of the Term before it expires. Termination of this Agreement does not impair the rights or obligations that have accrued prior to the termination or which by their nature or terms survive the termination.

8. Governing Law. This Agreement and any claim arising hereunder (whether based in contract or tort) shall be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to its conflicts of laws or principles.

9. Arbitration.

(a) Subject to paragraph 6, any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this paragraph 9) shall be finally settled by arbitration conducted by a single arbitrator in Dallas, Texas in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within 30 days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Except as required by law or as may be reasonably required in connection with ancillary judicial proceedings to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm or challenge an arbitration award, the arbitration proceedings, including any hearings, shall be confidential, and the parties shall not disclose any awards, any materials in the proceedings created for the purpose of the arbitration, or any documents produced by another party in the proceedings not otherwise in the public domain. Judgment on any award rendered by an arbitration tribunal may be entered in any court having jurisdiction thereover.

Mr. Richard W. Fisher

June 7, 2023

(b) Notwithstanding subsection (a), the Ben Entities may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling arbitration, seeking temporary or preliminary relief in aid of an arbitration hereunder, enforcing an arbitration award, or seeking equitable relief, including a temporary restraining order, preliminary and permanent injunctions, and specific performance, pursuant to paragraph 6, and you expressly consent to the application of subsection (c) to any such action or proceeding.

(c) YOU AND EACH OF THE Ben ENTITIES HEREBY IRREVOCABLY WAIVE ANY RIGHT TO A JURY TRAIL AND SUBMIT TO THE EXCLUSIVE JURISDICTION, INCLUDING REMOVAL JURISDICTION, OF THE U.S. FEDERAL AND STATE COURTS LOCATED IN DALLAS, TEXAS FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH 6 AND 9, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, to confirm or challenge an arbitration award, or seeking equitable relief, including a temporary restraining order, preliminary and permanent injunctions, and specific performance, pursuant to paragraph 6. You and the Ben Entities acknowledge that the forums designated by this subsection (c) have a reasonable relation to this Agreement and to the parties’ relationship with one another. You and the Ben Entities hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding referred to in paragraph 6 or 9 brought in any court referenced therein and agree not to plead or claim the same.

10. Entire Agreement.

(a) This Agreement sets forth the entire agreement of you and any of the Ben Entities concerning its subject matter and supersedes all prior agreements and understandings, including the Prior Agreement; provided, that this Agreement does not impair the rights or obligations under the Prior Agreement that have accrued prior to the Effective Date or which by their nature or terms survive the termination of the Prior Agreement.

(b) The parties hereto acknowledge and agree that, subject to the provisions of paragraph 10(a) above, upon the full execution of this Agreement and as of the Effective Date, the Prior Agreement shall be terminated.

Mr. Richard W. Fisher

June 7, 2023

11. Modification; Waiver. No provision of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing and signed by the you and by a duly authorized officer of Beneficient, and such waiver is set out in writing and signed by the party to be charged; and (ii) no waiver by a party or failure to enforce or insist on its or his rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights, and a waiver on one occasion shall not be deemed to be a waiver of the same or any other type of breach on a future occasion.

If this letter accords with your understanding of our agreement, please sign below and return a signed and dated copied to my attention.

Sincerely,

/s/ Brad K. Heppner
Brad K. Heppner, Chief Executive Officer of Beneficient

AGREED:

/s/ Richard W. Fisher
Richard W. Fisher

June 7, 2023
Date Signed